October 17, 2005


Mail Stop 4561

VIA U.S. MAIL AND FAX (301) 945-4301

Mr. Darryl M. Edelstein
Chief Financial Officer
Bresler & Reiner, Inc.
11140 Rockville Pike, Suite 620
Rockville, MD  20852

      Re:	Bresler & Reiner, Inc.
      Form 10-K for the year ended December 31, 2004
      Filed March 31, 2005
      File No. 000-06201

Dear Mr. Edelstein:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



      Steven Jacobs
      Accounting Branch Chief













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